Exhibit 99.1

     Payless ShoeSource Announces Review of Alternatives for Exiting Parade

      TOPEKA, Kan., July 29 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that it is reviewing a number of strategic business alternatives relating to the exit from its 181 Parade locations, as part of an ongoing program to build long-term shareowner value. Parade offers mid-price footwear and accessories in leather and fine fabrics for women. The 181 Parade stores are concentrated in major metropolitan markets in the eastern United States, including New York City, Boston, Philadelphia, Washington D.C., Detroit, Chicago, Miami and Puerto Rico. The company intends to exit Parade by the end of fiscal year 2004.

      "Payless ShoeSource is committed to building shareowner value over the long-term," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "Exiting from Parade will enable us sharpen our focus on executing our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers."

      With the review currently underway, it is inappropriate to comment at this time regarding the potential financial impact of any specific alternative the company may pursue regarding the exit from Parade. The company intends to provide this information in its announcement regarding second quarter earnings, scheduled for August 12, 2004.

      Payless ShoeSource, Inc. is the leading specialty footwear retailer in the Western Hemisphere. The company operates a total of 5,075 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at http://www.payless.com.

      This release contains forward-looking statements relating to strategic alternatives, and the impacts of such alternatives, if implemented, on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending May 1, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE  Payless ShoeSource, Inc.
    -0-                             07/29/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.; Parade
ST:  Kansas
IN:  REA FAS
SU: